Exhibit 99.01



                          Patient Infosystems Announces
             DefinItive Agreement to purchase Care Management Group

     Rochester, New York, August 25, 2004 - Patient Infosystems, Inc. (the "Company") (OTCBB: PATY - News), a leading healthcare solutions company, today announced it has signed a definitive agreement to purchase CBCA Care Management ("CBCA"), a subsidiary of CBCA, Inc. The Closing is subject to the satisfaction of various conditions and is expected to be on or before September 22, 2004.

     CBCA Care Management is a full service care management company, which leverages a health plan's inherent cost advantages by making a measurable impact on the number, intensity and cost of patients' encounters with the healthcare delivery system.

     CBCA Care Management reported to the Company that it had unaudited revenues for 2003 of $6.8 million, and EBITDA (Earnings before interest, taxes, depreciation, and amortization) of $1.6 million. For the first six months of 2004 CBCA Care Management reported to the Company it had unaudited revenues of $3.8 million and EBITDA of $1.2 million. The purchase price for the proposed acquisition is $7.1 million, subject to Adjustment. This information is unaudited and has not been verified by the Company.

     Upon closing of the acquisition, Patient Infosystems expects significant revenue growth for the remainder of 2004 and full year 2005 as compared to 2003. Management of the Company expects revenues for 2004, based upon revenues to date and the continuing performance of service for current customers, to be in the range of $14 million to $18 million without giving effect to the acquisition.

     Patient Infosystems and CBCA have been strategic partners for the past four years, providing a flexible, comprehensive portfolio of services to improve the quality of patient care while reducing healthcare expenses. Patient Infosystems has already integrated Care Team Connect for Health Nurse Help Line and Disease Management services with CBCA's utilization review and case management services for several clients. As successful partners, the two companies have had a high level of collaboration, facilitation of cross-referrals, and a patient-centered approach to improved quality of care.

     The acquisition of CBCA Care management pushes Patient Infosystems' beyond traditional utilization and disease management and into the management of chronically ill participants as well as those participants who are a high risk, but have not experienced an acute event. The integration of care management into Care Team Connect for Health consolidates the key medical management interventions into one seamless system, producing efficiencies that drive improved health outcomes and reduced overall healthcare spending.

CBCA Care Management services include

o Case Management - The Case Management team includes medical professionals who help ensure appropriate care, while containing costs.

o Utilization Review - UR focuses on the appropriateness of care involving a hospital stay or elective procedure by providing Predetermination, Inpatient Certification, Discharge Planning, Outpatient UR and Retrospective UR.

o Maternity and Newborn Program - "Your Baby & You" helps expectant mothers have healthier pregnancies and healthier babies by working to prevent problems through proper prenatal care, as well as intervening early with intensive case management when unavoidable problems do arise.

o Behavioral Health Management Services - These services utilize a multi-faceted approach drawing upon the expertise of professionals who specialize in adult and adolescent chemical dependency, mental health, and behavioral medicine.

     Roger Chaufournier President and CEO of Patient Infosystems Inc. states, "CBCA has been a very strong partner of ours over the past four years. We believe their expertise and services are a good fit with our corporation. We anticipate this acquisition will leverages our relationship as partners and will synergize our products and services to provide our clients with a seamlessly integrated, all-encompassing total health management solution. As a combined entity, we feel there would be financial benefits including cost reductions and the ability to retain 100% of our co-branded platform sales. The proposed acquisition is anticipated to be accretive to Patient Infosystems."

     George Pillari, Chairman and CEO of CBCA, Inc. commented, "I believe the collaboration resulting from the Patient Infosystems' Care Team Connect model with our Care Management systems has proven a compelling value proposition. Patient Infosystems will now be able to integrate these services onto one common platform which we anticipate will bring even greater value to our clients. We look forward to continuing our strong partnership with Patient Infosystems and expect this transaction will be seamless to our clients as we have worked closely with Patient Infosystems for the past four years and remain committed to continuing the same high level of service."


ABOUT PATIENT INFOSYSTEMS

     Patient Infosystems is a leader in disease and demand management programs that reduce healthcare costs and increase patient quality of life and service. The company, through its wholly owned subsidiary, American Caresource, is also a pioneer in ancillary benefits management. For more information on Patient Infosystems please go to www.ptisys.com.

     This release contains information about management's view of the company's future expectations, plans and prospects, our ability to reduce costs for our clients, to benefit their businesses, our ability to recognize our goals for 2004, our revenue growth during 2004 and 2005 and the results of operations of CBCA Care Management that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, the continued use of the Company's services by its customers, the growth of its business and revenue base, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed with the Securities and Exchange Commission.

   PATY IR Contact:
     Lipman Capital Group Inc.
     John Lipman, 212-737-9803
     jlipman@lipmangrp.com